SETTLEMENT AGREEMENT

This SETTLEMENT AGREEMENT (“Agreement”) is entered into and made effective on July __, 2005, (the “Effective Date”) by and between Shuffle Master, Inc. (“Shuffle Master”), a Minnesota corporation having a principal place of business at 1106 Palms Airport Drive, Las Vegas, Nevada 89119, on the one hand, and VendingData Corporation, a Nevada corporation having a principal place of business at 6830 Spencer Street, Las Vegas, Nevada 89119, Casinovations, Inc., a Nevada corporation having a principal place of business at 6830 Spencer Street, Las Vegas, Nevada 89119, and Casinovations Sales Inc., a Nevada corporation having a principal place of business at 6830 Spencer Street, Las Vegas, Nevada 89119, on the other hand (collectively “VendingData”).

RECITALS

WHEREAS, on May 30, 2000, the United States Patent and Trademark Office issued U.S. Patent No. 6,068,258 (“the ‘258 patent”) entitled “Method and Apparatus For Automatically Cutting and Shuffling Playing Cards”;

WHEREAS, on December 4, 2001, the United States Patent and Trademark Office issued U.S. Patent No. 6,325,373 (“the ‘373 patent”) entitled “Method and Apparatus For Automatically Cutting and Shuffling Playing Cards”;

WHEREAS, Shuffle Masters owns all rights, title and interest in and to the ‘258 and ‘373 patents;

WHEREAS, VendingData manufactures, sells, and offers for sale card shuffling devices now known as the Random Ejection Shuffler, Continuous Random Ejection Shuffler, and the “digital” version of either of these shufflers, model numbers CVI-6, CVI-6 SD, CVI-6 S, CVI-8, CVI-C, CVI-CP, CVI-C (C1, B, OR C2) as made, used and sold in the United States prior to the Effective Date (collectively referred to herein as the “RES Shufflers”), and consistent with this, the RES Shufflers do not include products not accused of infringement of the ‘258 and ‘373 patents in the Action such as the shuffler now known as the Poker-1 or the PokerOne or future VendingData shuffler products that use VendingData’s random ejection technology;

WHEREAS, on or about March 27, 2002, Shuffle Master filed suit in the United States District Court, District of Nevada (the “Court”) against VendingData (Case No. CV-S-02-0438-JCM-PAL) (“Action”) alleging causes of action for patent infringement of the ‘373 patent under 35 U.S.C. § 271, et seq. based on VendingData’s manufacture, sale, and offer for sale of its RES Shufflers;

WHEREAS, on or about July 25, 2002, Shuffle Master amended its Complaint in the Action to allege against VendingData causes of action for patent infringement of the ‘258 patent under 35 U.S.C. § 271, et seq. based on VendingData’s manufacture, sale, and offer for sale of its RES Shufflers;

WHEREAS, on or about August 8, 2002, VendingData filed its Answer to Shuffle Master’s Amended Complaint and Counterclaims in the Action seeking a declaration that the patents in suit were not infringed, invalid and/or unenforceable and alleging certain causes of action including claims for breach of contract and misappropriation of trade secrets;

WHEREAS, VendingData represents and warrants that it has removed or disabled any counter or alphanumeric display in its RES Shufflers; and

WHEREAS, Shuffle Master and VendingData wish to fully resolve and settle all issues and disputes arising out of and related to the Action.

AGREEMENT

In consideration of the mutual understandings and covenants set forth herein, the receipt and sufficiency of which are hereby agreed, the parties agree as follows:

1.  CONSIDERATION

1.1 Covenant Not to Sue. As provided below, and subject to the terms and conditions set forth herein, Shuffle Master conditionally agrees not to sue VendingData for infringement of, or allege that any its products infringe, the ‘258 and ‘373 patents. This covenant not to sue (the “Covenant”) shall extend to all claims of the ‘258 patent and all claims, except claims 6 and 7, of the ‘373 patent, as well as any patent claim covering displays, counters or registering use issuing from any reissue, continuation or continuation in part patent application related to the ‘258 and ‘373 patents. Unless sooner ended pursuant to the terms hereof, the Covenant shall last for the life of the ‘258 and ‘373 patents or any such related patent. The Covenant shall not extend to any claims of the 6,139,014 patent or the 5,695,189 patent. The Covenant is personal to VendingData and can be transferred, sublicensed and/or assigned by VendingData, subject to the balance of this paragraph 1.1, only in connection with the transfer or sale of all or substantially all of the assets of VendingData’s business, which transfer or sale occurs after the full Second Payment has been made to Shuffle Master; provided, however, that the Covenant cannot and shall not be transferred, sublicensed or assigned in any manner until Shuffle Master receives the full Second Payment, and further provided that any purported transfer, sublicense or assignment, or any sale or transfer of 50% or more of the assets or stock of VendingData, which purported transfer, sublicense or assignment or sale or transfer occurs prior to the date that Shuffle Master receives the full Second Payment, shall serve to immediately terminate the Covenant, which termination shall be retroactive to the Effective Date. If, for any reason, the full Second Payment is not paid to Shuffle Master on the Due Date, then the Covenant shall immediately terminate on the first day after the Due Date, which termination shall be retroactive to the Effective Date. Any termination of the Covenant shall not affect any other provision or term of this Agreement, unless otherwise expressly stated herein, nor shall any termination of the Covenant limit or preclude Shuffle Master from pursuing any other rights or remedies legally available to it, whether at law or in equity, including without limitation: x) to execute and otherwise collect on the Judgment; or y) to file suit for infringement of either the ‘373 or ‘258 patents (or both) or any other patents previously covered by the Covenant against any VendingData product relating to any acts or omissions after the Effective Date. Further, VendingData agrees that it shall not allow, cause, effectuate or institute any change of control of its ownership or any sale or transfer of a majority of its stock or assets until the full Second Payment is made to Shuffle Master. Shuffle Master shall have the right to obtain injunctive relief to enforce the provisions of this Paragraph 1.1, in addition to any other rights and remedies available to it, and to recover its attorney’s fees in the event of any breach by VendingData of any provision of this Paragraph 1.1.

1.2 Settlement Sum. VendingData shall pay Shuffle Master the sum of eight hundred thousand dollars ($800,000) as set forth in this paragraph. VendingData shall pay four hundred thousand dollars ($400,000) by wire transfer to Citibank Account No. 500228226, ABA Routing 122401710; Swift # CITIUS33; Account name Shuffle Master, Inc. Concentration Account; Bank Address 2215 Rampart, Las Vegas, Nevada 89128 within two (2) days of the Effective Date, after which, within two (2) days, the parties shall file the order of dismissal set forth in Section 1.4. No later than ten (10) months after the Effective Date (the “Due Date”), VendingData shall pay the remaining four hundred thousand dollars ($400,000) of the settlement sum (the “Second Payment”). On the Effective Date, VendingData shall also provide Shuffle Master with an original executed confession of judgment (the “Judgment”) on this Agreement (in the form of Exhibit A attached hereto) in the amount of $400,000, which Shuffle Master shall have the right to immediately file. Subject to the foregoing, Shuffle Master shall execute on the Judgment only in the event VendingData fails to make timely payment of the Second Payment. Further, if the Second Payment is not timely made, then all applicable provisions of Paragraph 1.1 hereof shall apply and be available to Shuffle Master. Upon payment of the Second Payment, Shuffle Master shall immediately take any and all action necessary to nullify, cancel and expunge the Judgment.

1.3 No Validity or Enforceability Challenges. VendingData hereby agrees not to challenge, cause to be challenged, or cooperate with others in challenging, directly or indirectly, the validity or enforceability of any of the patent claims encompassed by the Covenant in any court or tribunal, or before the U.S. Patent and Trademark Office (PTO), or in any arbitration proceeding, or in any other manner or proceeding.

1.4 Dismissal. As of the Effective Date all claims and counterclaims in the Action are hereby dismissed with prejudice, each party to bear its own costs and attorneys’ fees. Concurrently herewith, the parties shall have executed a joint stipulation of dismissal pursuant to Federal Rule of Civil Procedure 41 in the form attached hereto as Exhibit B. Shuffle Master shall file said stipulation of dismissal as provided in Paragraph 1.2 herein.

2.  MUTUAL RELEASES

2.1 VendingData Release For Past Acts. Upon the execution of this Agreement, VendingData, on its behalf and on behalf of its predecessors, officers, directors, heirs, assigns, successors and attorneys, hereby generally and specifically releases and discharges Shuffle Master, and its predecessors, successors, divisions, parents, subsidiaries and each of their shareholders and assigns, successors, agents, directors, officers, employees, representatives, attorneys, and all persons acting by, through, under, or in concert with any of them, (the "SMI Releasees") from any and all claims, liabilities, actions, causes of action, obligations, costs, damages, attorneys' fees, losses, and demands, known or unknown, arising out of or relating to: i) VendingData's requests for a declaratory judgment on the '258 and '373 patents; ii) the claims and counterclaims asserted or which could have been asserted in the Action, including but not limited to any alleged theft, by any of the SMI Releasees, prior to the Effective Date, of any trade secrets, or confidential information, or any alleged breach of any non-disclosure agreements or other contracts entered into, prior to the Effective Date, by any of the Shuffle Master Releasees; and/or iii) any acts or omissions of any of the SMI Releasees prior to the Effective Date.  The above release shall not preclude VendingData from pursuing any x) legally available affirmative defenses in Civil Action No. CV-S-04-1373-JCM; or y) the declaratory relief counterclaim already pled in Civil Action No. CV-S-04-1373-JCM; nor does this release preclude VendingData from pursuing any other legally available affirmative defenses, but VendingData shall not be able to pursue or raise any counterclaims or causes of action related to any acts or omissions released in this paragraph 2.1 (other than the declaratory relief counterclaim already pled), since any such counterclaims and causes of action related to any acts or omissions of any of the SMI Releases prior to the Effective Date have been and are hereby released in this paragraph 2.1.

2.2 Shuffle Master Release For Past Acts. Upon the execution of this Agreement, Shuffle Master, on its behalf and on behalf of its predecessors, officers, directors, heirs, assigns, successors and attorneys, hereby generally and specifically releases and discharges VendingData and its predecessors, successors, divisions, parents, subsidiaries and each of their shareholders and assigns, successors, agents, directors, officers, employees, representatives, attorneys, and all persons acting by, through, under, or in concert with any of them, (the "VendingData Releasees") from any and all claims, liabilities, actions, causes of action, obligations, costs, damages, attorneys' fees, losses, and demands, known or unknown, arising out of or relating to: i) any claim that any RES Shuffler infringes the claims of the '258 and '373 patents which were actually asserted in the Action; ii) the claims and counterclaims asserted or which could have been asserted against the RES Shuffler in the Action; and/or iii) any acts or omissions of any of the VendingData Releasees prior to the Effective Date, provided however, that none of the above releases shall release any claims of Shuffle Master that VendingData's PokerOne shuffler infringes U.S. Patent No. 6,655,684.

3.  REPRESENTATIONS AND WARRANTIES.

3.1 VendingData Representations and Warranty. VendingData represents and warrants that it has removed or disabled any counter or alphanumeric display in RES Shufflers within its custody or control as of the Effective Date of this Agreement.

3.2 Shuffle Master Representations and Warranty. Shuffle Master represents and warrants that it has ownership of the ‘258 and ‘373 patents, and has all necessary authority to convey the Covenant.

3.3 Common Representations and Warranties. Each party represents and warrants that:

(a) The terms of this Agreement are contractual and are the result of negotiations by the parties. Each party has cooperated in the drafting and preparation of this Agreement. Each party has had the opportunity to draft, review and edit the language of this Agreement with the assistance or advice of counsel, of its choosing, thus no presumption for or against any party arising out of drafting all or any part of this Agreement will be applied in any action relating to, connected to, or involving this Agreement. Accordingly, each party hereby waives the benefit of any federal, state or local law providing that in cases of uncertainty, language of a contract should be interpreted against the party who caused the uncertainty to exist; and

(b) It has carefully read this Agreement, it knows and understands the contents of this Agreement, and it is signing this Agreement freely and without duress.

(c) It has the full right, power and authority to enter this Agreement and perform all of its obligations set forth herein.

(d) The consent of no other person or entity is required in order for each party to enter into this Agreement and to perform each of its obligations, duties or acts required of it as set forth herein.

4.  MISCELLANEOUS

4.1 No license. No part of this Agreement is intended to be, or shall be construed in any way to be, or shall be a license or right of any kind, express or implied, to VendingData under either the ‘258 or ‘373 patents, or under any other patent owned by or licensed to Shuffle Master.

4.2 Agreement Binding on Successors. Subject to the provisions of paragraph 1.1, this Agreement shall be binding upon and inure to the benefit of the heirs, executors, administrators, personal representatives, officers, agents, successors in interest and assigns of the respective parties hereto.

4.3 Entire Agreement. This Agreement sets forth the entire agreement between the parties as it relates to the subject matter of this Agreement, and it replaces, supersedes any and all prior agreements, promises, proposals, representations, understandings, negotiations, written or not relating to the same.

4.4 Consideration. The parties hereby expressly acknowledge and agree that each and every term and condition of this Agreement is of the essence and constitutes a material part of the bargained for consideration, without which this Agreement would not have been executed.

4.5 No Tolling. Nothing contained herein shall toll or extend any statute of limitations respecting any claim or counterclaim (actual or potential) of either party, or toll or extend the limitations period for any claim or counterclaim (actual or potential) of either party.

4.6 Modifications. This Agreement may only be changed or modified by a writing signed by the other party against whom enforcement of any change or modification is sought. This Agreement may only be amended in writing by mutual consent of the parties. A failure of either party to exercise any right provided for herein shall not be deemed to be waiver of any right hereunder.

4.7 Governing Law. This Agreement shall be construed in accordance with and be governed by the internal laws of the State of Nevada, without regard to choice of laws principles. The parties agree that United States District Court for the District of Nevada, Judge Mahan, shall retain exclusive jurisdiction over the enforcement of the terms and conditions of this Agreement. All disputes arising under or relating to this Agreement shall not be filed or otherwise brought other than before this same United States District Court for the District of Nevada. The parties consent to the referral of any such action to Magistrate Peggy A. Leen pursuant to Federal Rule for Civil Procedure 73(b).

4.8 Confidentiality. The parties hereto acknowledge that this Agreement and the terms of this Agreement are confidential. Neither the parties nor their counsel may convey to third parties the terms of this Agreement, except that the terms of the Agreement may be disclosed to accountants, tax preparers and insurers as reasonably necessary, or as may be ordered by a court, or pursuant to a legal process, SEC or regulatory requirement, or to enforce the terms of this Agreement or otherwise required by contract, regulation or law.

4.9 Agreement Not an Admission of Liability. The parties hereto agree and acknowledge that this Agreement is a compromise settlement of each party's disputed claims, and that the sums and covenants given in consideration of this Agreement, as well as the execution of this Agreement, shall not be construed to be an admission of liability on the part of any party with respect to the disputed matters set forth above.

4.10 Rescission. In the event of any breach of this Agreement, either party shall have the right to seek and recover all of its actual damages for the breach, including without limitation its attorneys' fees, as well as the applicable rights and remedies set forth in Paragraphs 1.1 and 1.2 hereof, relating to any failure by VendingData to timely make the Second Payment, but shall not have the right to rescind the Covenant, the dismissals or the releases granted herein.

4.11 Execution of Documents. Each party shall execute such instruments and documents and do or cause to be done such other acts, if any, as are reasonably necessary or appropriate to effect the transactions contemplated by this Agreement.

4.12  Counterparts. This Agreement may be executed in any number of counterparts, each such counterpart shall be deemed an original instrument, and all such counterparts together shall constitute but one agreement.

4.13 Warranty of Authority. Each person whose signature appears below represents and warrants that he or she is authorized to execute this Agreement on behalf of the respective party and to bind that party to the terms of this Agreement.

Shuffle Master, Inc.	VendingData Corporation

By: _____________________	By: _____________________
Name:___________________	Name:___________________
Title:____________________	Title:____________________
Date:____________________	Date:____________________

Casinovations, Inc.

By: _____________________
Name:___________________
Title:____________________
Date:____________________

Casinovations Sales, Inc.

By: _____________________
Name:___________________
Title:____________________
Date:____________________